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i2 TECHNOLOGIES                                                           [LOGO]
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                                                                   PRESS RELEASE


                  i2 TECHNOLOGIES AND ORACLE CORP. TEAM TO DELIVER ADVANCED ENTERPRISE SUPPLY AND DEMAND PLANNING SOLUTIONS i2 to Launch Oracle Business Unit to Support Development and Distribution Agreement

                  IRVING, TX
                  November 21, 1997

                  i2 Technologies, Inc. (NASDAQ:ITWO) today announced an agreement that allows Oracle Corp. to distribute advanced supply and demand planning solutions based on i2's market leading RHYTHM(R) family of products. Under the agreement, i2's suite of products will be offered as a part of Oracle's Architected-Best-in-Class Concept-to-Care(TM) solution for the Industrial sector. The agreement enables Oracle to license i2's suite of products to end users as standard Oracle Applications. Furthermore, the companies announced seamless integration between i2's advanced planning and scheduling products, and Oracle's enterprise resource planning solutions.

                  The agreement between i2 and Oracle expands the existing partnership between the two companies. Under the new agreement, Oracle will have additional distribution rights to i2's full suite of supply chain planning solutions, including RHYTHM Factory Planner(TM), RHYTHM Supply Chain Planner(TM), RHYTHM Sequencer(TM) and RHYTHM Demand Planner(TM).

                  "We recognize the need to offer our customers advanced planning and decision support tools tailored to the specific needs of their industry, and tightly integrated with Oracle's Enterprise applications systems. As a market leading provider of advanced planning and supply chain solutions, i2 is a logical partner to deliver this functionality to our industrial customers," said Don Klaiss, Vice President of Manufacturing and Distribution Products at Oracle Corporation.

                  In addition to providing joint application solutions, the two companies will also offer integrated sales and implementation methodologies. "i2 has been an innovator in developing and executing a powerful value based sales and implementation model. We anticipate tremendous synergy from combining this approach with our own methodologies. Our joint customers will benefit from a combined sales and implementation approach that focuses on the benefits and anticipated value that implementing our joint solutions will provide," said George Kadifa, Group VP of Industrial Sector at Oracle.

                  In support of this partnership, i2 will be launching the Oracle Business Unit within i2. This dedicated unit will provide sales, pre-sales consulting, implementation consulting, support and development resources to the initiative. "By dedicating an entire business unit to this alliance, we will be able to capitalize on the business opportunity through focus and responsibility. Lead by a member of i2's senior management dedicated to the Oracle Business Unit, the team will have full responsibility for the success of this partnership worldwide," said i2 Technologies Chairman and CEO Sanjiv Sidhu.

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i2 TECHNOLOGIES                                                           [LOGO]
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                  The agreement between i2 and Oracle recognizes the needs of the growing constituency of joint i2/Oracle customers. World leading manufacturers are already benefiting from close integration between Oracle and i2 solutions. In addition, the entire suite of integrated products will be fully supported by Oracle's consulting and technical support divisions.

                  A key factor in the continuing success of the integration is the strength of i2's RHYTHM Global Decision Support Architecture(TM) (GDSA) and Oracle's Network Computing Architecture. Recently unveiled at the Company's annual user conference, i2's RHYTHM GDSA is expected to enable customers to implement comprehensive planning and decision support solutions that exchange information across multiple environments, regardless of data structures and computing platforms.

                  Oracle's Network Computing Architecture is a unifying, open, standards-based software platform for developing and deploying network-centric applications. Network Computing Architecture allows companies to protect their computing investments by allowing applications on mainframes, client/server/ Internet and intranets and distributed object software to work together.

                  The Company noted that the above forward-looking statements are subject to change based upon various important factors such as competition, market demand and technological change. For a discussion of these and other factors which could impact the Company's financial results, please see the Company's Registration Statement on Form S-3 filed in October 1997, as amended.

                  ABOUT i2 TECHNOLOGIES
                  Founded in 1988, i2 Technologies is the leading provider of client/server-based decision support software products for supply chain management and related applications for a variety of industries, including consumer packaged goods, automotive, metals, high tech and electronics. i2 Technologies' RHYTHM family of solutions provides complete supply chain management from sourcing and manufacturing to distribution, logistics and transportation planning. i2 is headquartered in Irving, TX, has approximately 1,000 employees and maintains offices worldwide. The Company was ranked number eight on Business Week's 1997 list of 100 "Hot Growth Companies." http://www.i2.com

                  CONTACT:
                  Angela Schwecke                      Joan Geoghegan
                  i2 Technologies, Inc.                Geoghegan Associates, PR
                  214-860-6000                         781-863-9933
                  angela_schwecke@i2.com               joan@spinpros.com


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